Exhibit 99.1

CalAmp Announces Board Retirements

IRVINE, CA – June 2, 2021 – CalAmp (Nasdaq: CAMP), a connected intelligence company that helps people and businesses work smarter, today announced the retirement of two long-standing directors, A.J. “Bert” Moyer and Larry Wolfe, both of whom will serve until the new slate of directors has been ratified at its upcoming Annual Meeting of Stockholders on July 28, 2021. Moyer has served on CalAmp’s Board for more than 16 years and also served as chairman from July 2013 to July 2020. Wolfe served on the Board for more than 12 years and had previously chaired the Company’s Audit Committee.

“Bert and Larry have been integral to the Board’s oversight for many years as strong proponents of our advancements in corporate governance and sustainability as well as the strategic transformation of our business,” commented Amal Johnson, Chair of CalAmp’s Board of Directors. “I wish to personally thank them both for their many years of service and the valuable counsel they have contributed to CalAmp for well over a decade.”

In anticipation of these planned retirements, CalAmp recently appointed two new directors, Kirsten Wolberg and Henry Maier, who hold extensive executive experience in the software-as-a service (SaaS) sector as well as the global freight transportation and logistics industry. These new directors bring key industry perspectives and experience essential to the board as CalAmp continues its transformation to a SaaS telematics leader serving global markets with award-winning software solutions.

“I had the pleasure of serving on CalAmp’s board with Bert and Larry since 2015 and have tremendous respect for their broad business acumen that has been invaluable to CalAmp,” said CalAmp President & CEO, Jeff Gardner. “As part of our succession planning, we have engaged in a focused effort regarding board diversity and inclusion as reflected in our appointments of three female and two ethnically diverse directors. We have also further broadened the depth and experience of our board with members who have direct operating experience in SaaS and software businesses that will be pivotal to our continued success in the years ahead.”

About CalAmp

CalAmp (Nasdaq: CAMP) is a connected intelligence company that helps people and businesses work smarter. We partner with transportation and logistics, industrial equipment, government and automotive industries to deliver insights that enable businesses to make the right decisions. Our applications, platforms and smart devices allow them to track, monitor and recover their vital assets with real-time visibility that reduces costs, maximizes productivity and improves safety. Headquartered in Irvine, California, CalAmp has been publicly traded since 1983. We have 22 million products installed and over 1.3 million software and services subscribers worldwide. For more information, visit calamp.com, or LinkedIn, Facebook, Twitter, YouTube or CalAmp Blog.

CalAmp, LoJack, TRACKER, Here Comes The Bus, Bus Guardian, iOn Vision, CrashBoxx and associated logos are among the trademarks of CalAmp and/or its affiliates in the United States, certain other countries and/or the EU. Spireon acquired the LoJack® U.S. Stolen Vehicle Recovery (SVR) business from CalAmp and holds an exclusive license to the LoJack mark in the United States and Canada. Any other trademarks or trade names mentioned are the property of their respective owners.

CalAmp Media Contact:	CalAmp Investor Contact:
Edward Lin	Joel Achramowicz
Merritt Group for CalAmp	Shelton Group
240.994.3027	415.845.9964
lin@merrittgrp.com	sheltonir@sheltongroup.com